Exhibit 5.1

January 24, 2020

Laredo Petroleum, Inc.
15 W. Sixth Street
Suite 900
Tulsa, OK 74119

Re:	Laredo Petroleum, Inc. Registration Statement on Form S-3 File No. 333-230427

Ladies and Gentlemen:

We have acted as counsel to Laredo Petroleum, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-230427) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by (i) the Company of (x) $600,000,000 aggregate principal amount of 9.500% Senior Notes due 2025 (the “2025 Notes”), to be issued under an Indenture (the “Base Indenture”), dated as of March 18, 2015, among the Company, the subsidiaries of the Company listed on Exhibit A hereto and identified in the Registration Statement (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture thereto, dated as of January 24, 2020 (together with the Base Indenture, the “2025 Indenture”), among the Company, the Guarantors and the Trustee; and (y) $400,000,000 aggregate principal amount of 10.125% Senior Notes due 2028 (the “2028 Notes”, and, together with the 2025 Notes, the “Notes”), to be issued under the Base Indenture, as supplemented by the Fourth Supplemental Indenture thereto, dated as of January 24, 2020 (together with the Base Indenture, the “2028 Indenture”), among the Company, the Guarantors and the Trustee, and (ii) the Guarantors of the guarantees (the “Guarantees”) of (x) the 2025 Notes pursuant to the 2025 Indenture and (y) the 2028 Notes pursuant to the 2028 Indenture, all sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated January 10, 2020, among the Company, the Guarantors and BofA Securities, Inc., as representative of the underwriters named in Schedule A thereto (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Laredo Petroleum, Inc.

January 24, 2020

We have examined originals or certified copies of such corporate or other entity records of the Company and the Guarantors and other certificates and documents of officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies and that the Notes will conform to the specimens thereof we have reviewed. We have also assumed that each of the 2025 Indenture and the 2028 Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the 2025 Indenture (in the case of the 2025 Notes) or the 2028 Indenture (in the case of the 2028 Notes), as applicable, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, (i) the Notes will be valid and binding obligations of the Company and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the Delaware Limited Liability Company Act and (iii) the General Corporation Law of the State of Delaware.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, any Guarantor or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement dated January 10, 2020, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Laredo Petroleum, Inc.

January 24, 2020

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP

EXHIBIT A

GUARANTORS

Guarantor	Jurisdiction of Formation
Laredo Midstream Services, LLC	Delaware
Garden City Minerals, LLC	Delaware

Exhibit A